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                                                                       Exhibit 5



                                              July 12, 1999



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

         I am Associate Counsel and Assistant Secretary of Ogden Corporation, a Delaware corporation (the "Company") and have acted a counsel for the Company in connection with the filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of the Company's Common Stock, par value $.50 per shares (the "Stock"), in connection with the Company's 1999 Stock Option Plan (the "Plan").

         I am familiar with the preparation of the Registration Statement and have made such further investigation as I have deemed pertinent and necessary as a basis for this opinion.

         Based on the foregoing, it is my opinion that the Stock is duly and validly authorized and upon the Registration Statement becoming effective, the shares of Stock being registered by means of the Registration Statement when issued in accordance with the Plan will be legally issued, fully paid and non-assessable.

         I hereby consent to the use of this opinion in connection with the Registration Statement.


                                                     Very truly yours,



                                                     /s/ J. L. Effinger